Exhibit 99.1

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

March 7, 2017

HELMERICH & PAYNE, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTORS

Helmerich & Payne, Inc. today announced that Kevin G. Cramton and José R. Mas were appointed to the Company’s Board of Directors effective March 1, 2017.

Mr. Cramton is an operating partner at HCI Equity Partners, a private equity firm headquartered in Washington, D.C.  He also serves as Executive Chairman of the Board of Atlantix Global Systems, a leading reseller of IT hardware and services.  Mr. Cramton served from 2012 to 2015 as the Chief Executive Officer of Cardone Industries, the largest remanufacturer of automotive aftermarket components.  Mr. Cramton served from 2011 to 2012 as Chief Executive Officer of Revstone Industries, a major supplier of highly engineered automotive components, and from 2007 to 2011 as Managing Director of RHJ International (Ripplewood Holdings), a publicly traded, investment holding company.  Mr. Cramton has served on various company boards (both public and private) and worked in various management positions during a 20 year career at Ford Motor Company.

Mr. Mas has been the Chief Executive Officer of MasTec, Inc. since April 2007.  He joined MasTec, Inc. in 1992 and has been a member of MasTec, Inc.’s board of directors since 2001.  MasTec, Inc. is a leading infrastructure construction company operating primarily throughout North America across a range of industries.  MasTec, Inc.’s primary activities include the engineering, building, installation, maintenance and upgrade of energy, utility, and communications infrastructure.  Mr. Mas also serves on the board of directors of the United States Hispanic Chamber of Commerce.  Mr. Mas was awarded the Ernst & Young National Entrepreneur of the year award in 2011 and in 2012.

Company Chairman, Hans Helmerich commented, “We are very pleased to have Kevin Cramton and José Mas join the Company’s Board.  Their collective experiences and broad business skills will provide a fitting contribution to our efforts.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of February 8, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and nine offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs®*.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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